EXHIBIT 99.1

PREMIERWEST BANCORP
ANNOUNCES FIRST QUARTER RESULTS

MEDFORD, OREGON—May 11, 2009: PremierWest Bancorp (NASDAQ:PRWT) announced results for the first quarter ending March 31, 2009 as follows:

  Assets up $20.8 million, or 1.41 percent, during the first quarter of 2009 to $1.5 billion.

  Net loss applicable to common shareholders of $4.0 million compared to a restated net loss of $11.3 million for the fourth quarter ended December 31, 2008 and net income of $1.7 million for the year earlier quarter.

  Loss per share of $0.17 versus a loss of $0.47 per share for the three months ending December 31, 2008 and fully diluted earnings per share of $0.08 per share for the quarter ended March 31, 2008.

  Net interest margin of 4.41 percent compared to 4.28 percent for the quarter ended December 31, 2008 and 4.99 percent for the three months ended March 31, 2008.

  March 31, 2009 loan loss reserve expands to 2.07 percent of total loans from 1.38 percent at year end 2008.

  Non-performing loans at $84.0 million or 6.77 percent of total loans compared to $82.6 million or 6.62 percent of total loans at December 31, 2008.

  Provision for loan losses of $10.7 million versus a restated $23.5 million for the fourth quarter of 2008.

  Net charge-offs of $2.2 million compared to a restated $27.3 million in the preceding quarter.

  Non-interest bearing demand deposits at 18.84 percent of total deposits anchoring a stable deposit base.

  Risk-based capital at Bancorp is 13.80% and 13.63% at Bank.

In referring to financial results for the quarter ended March 31, 2009, James M. Ford, PremierWest’s President & Chief Executive Officer, stated, “We are focused on growing earnings and moving the Company ahead through whatever economic circumstance we face. While many commentators anticipated the beginnings of an economic recovery earlier than what appears to be occurring, we remain well capitalized and will seize the opportunities that lie ahead. We have worked diligently to create the franchise that we currently hold, and we believe that this will provide a substantial base for growth in the future. Our pending acquisition of branches in Davis and Grass Valley, California, will further strengthen our strong core deposit base. This base will provide liquidity as we look at investment portfolio additions and loan opportunities that exist throughout our territory.”

LOANS AND DEPOSITS

Loans as of March 31, 2009 were $1.2 billion, down $7.6 million or 0.60 percent from December 31, 2008. The decline in loan volume during the most recently completed quarter reflects $5.1 million in loan pay offs net of loan originations and loan charge-offs of $2.5 million. New loan generation is continuing in the current environment, but the effect is being offset by borrower pay downs.

Deposits at March 31, 2009 were $1.2 billion, increasing $28.0 million or 2.32 percent from the December 31, 2008 total. Non-interest bearing deposits totaled $233.4 million, 18.84 percent of total deposits, and reflected an annualized growth rate of 8.2 percent compared to the prior quarter. Joe Danelson, Executive Vice President & Chief Banking Officer, stated, “Our continuing focus on non-interest bearing demand deposits has resulted in new accounts growing at almost twice the historical rate and an increase in total demand deposit volume during a quarter when we have historically seen declines. These accounts provide the best possible cross-sale opportunity when combined with our customer service focus.”

NET INTEREST INCOME

Net interest income for the quarter ended March 31, 2009 increased compared to the prior quarter as did net interest margin. Net interest income increased $346,000 over the quarter ending December 31, 2008. Net interest margin expanded to 4.41 percent from the previous quarter of 4.28 percent. Market interest rates declined dramatically from the same period last year and were held at low levels during the current quarter by the Federal Reserve to stimulate the economy. The interest rate environment affected both our yield on earning assets and our cost of interest-bearing deposits. Our yield on earning assets averaged 6.14 percent, down 14 basis points from the preceding quarter ended December 31, 2008. Our cost of interest bearing deposits and borrowings similarly fell 31 basis points from 2.50 percent in the preceding quarter to 2.19 percent in the most recent quarter. These changes resulted in an interest spread of 3.95 percent during the current quarter ended March 31, 2009, up 17 basis points from 3.78 percent recorded during the immediately preceding quarter.

Net interest margin was adversely affected by interest reversals on loans placed on non-accrual status during the quarter. Interest reversals totaled $169,000 and reduced net interest margin by 5 basis points. The first quarter 2009 interest reversal compares favorably with the fourth quarter reversal of $702,000.

NON-INTEREST INCOME

During the first quarter of 2009, PremierWest had non-interest income of $2.5 million, a decrease of $141,000 or 5.41 percent from the fourth quarter of 2008. The decrease was primarily a result of a $158,000 decline in deposit services charges, predominantly in NSF fees.

NON-INTEREST EXPENSE

Non-interest expense for the quarter ending March 31, 2009 was $12.6 million, an increase of $719,000 or 6.05 percent over the preceding quarter. Primary factors driving the increase included a $290,000 increase in our FDIC assessment, a $339,000 seasonal increase in normal accounting fees, and a $199,000 increase in legal and professional fees, which were offset by reduced occupancy and other non-interest expense. With the exception of the increase in FDIC assessment charges, we expect other expense categories to stabilize at lower levels as various cost reduction programs we have implemented take effect.

CREDIT QUALITY

During the quarter ending March 31, 2009, we elected to continue to build our allowance for loan loss to position the company more conservatively in relationship to potential distress in our loan portfolio. The loan loss reserve as a percentage of total loans was increased from 1.38 percent at December 31, 2008 to 2.07 percent at the end of the currently completed period. The ratio of loan loss reserve to nonperforming loans concurrently grew from 20.77 percent at year end 2008 to 30.54 percent at March 31, 2009. Our credit teams are working diligently with borrowers to assist them with their obligations until economic and real estate conditions improve.

Total nonperforming assets were $93.4 million at March 31, 2009, up from $87.0 million as of December, 31, 2008, and represent 6.24 percent of total assets. The nonperforming assets include $9.4 million in other real estate owned as of March 31, 2009, up from $4.4 million as of December 31, 2008. Nonperforming loans, totaling $84.0 million, are concentrated in fifteen relationships comprising $66.5 million or 79.17 percent of the total.

The first relationship consists of multiple loans secured by improved lots and a nearly complete single family residence in northern California. This relationship now totals $5.6 million following a $1.2 million loan pay down during 2008 and our decision to charge off the remainder of the impairment during 2008. Foreclosure by another lender against our guarantor on an adjacent property and the borrower filing personal bankruptcy led to the actions we have taken. We are working through the bankruptcy and are pre-marketing the property. We do not expect further impairment based on the reduced book value of the loans.

The second non-performing relationship consists of loans secured with undeveloped property in central and northern California. Foreclosure on the northern California property was completed in the second quarter of 2008 with a charge-off of $1.3 million and the remaining $1.0 million balance included as other real estate owned. The second credit consists of a $4.5 million loan secured by undeveloped real estate with a significant loan from a third-party investor group in second position behind our lien. The guarantor continued to keep this loan current while both parties negotiated a workout. We had previously established a specific reserve for impairment on this credit, which was charged-off as of December 2008. The non-performing balance is currently at $1.0 million. Management believes no further impairment will be necessary given the conservative actions already taken.

The third relationship is currently being carried at $2.2 million and is comprised of multiple loans secured by approved residential building lots and by completed and partially completed residential units, all situated in southern and central Oregon. The Bank has taken possession of the properties, and a stipulated deficiency was accepted by the borrower. The balance will be transferred to other real estate owned as of April 2009. The Bank is currently marketing the properties.

The fourth nonperforming credit relationship consists of multiple notes currently totaling $13.7 million, all secured by commercial property including two assisted living facilities, commercially zoned land and a non-owner occupied commercial building. Three of the properties are in Oregon and one in northern California. The borrowers have experienced severe cash flow difficulties and are attempting to sell assets, and the lead guarantor has filed personal bankruptcy. We have obtained updated appraisals on the properties and, as a result, have charged-off a small impaired balance. Negotiations with the bankruptcy court and three outside parties interested in purchasing three of the four properties continue and are expected to be successful.

The fifth relationship consists of two non-performing loans currently totaling $2.3 million. This relationship is secured by two residential developments in central Oregon. Based on updated appraisals specific impairments were charged-off in December 2008. No additional impairment is expected. Negotiations with the borrower continues while the foreclosure is progressing.

The sixth relationship consists of multiple non-performing loans currently totaling $6.2 million. This borrower had been impacted by a real estate related business that failed with the downturn of the mortgage lending industry. The borrower had been working with all of his creditors to establish an orderly plan to sell assets. Our collateral consists of residential development lots, a utility system infrastructure and other commercial property in Southern Oregon. We had agreed to a restructure of this credit although this has not been successful, and foreclosure has been initiated. Based on current collateral values, we anticipate no loss at this time.

The seventh credit relationship consists of four non-performing loans totaling $3.1 million. The borrower is deceased, and the estate has been uncooperative to date. Our collateral consists of residential lots and raw commercial land in northern California. Current appraisals have been received and impairments were charged-off in 2008 with legal action commenced during the first quarter of 2009. The estate of this borrower has strong net worth and liquid assets.

The eighth credit relationship consists of two matured loans currently totaling $8.0 million. The loans are secured by a commercial building and commercial real estate in Central Oregon. The borrower had requested an extension of time to develop the project, which required a new appraisal. The appraised value was below the loan balances and the guarantors have pledged to either pay down the loans with a cash infusion or provide additional collateral. A significant guarantor is deceased and negotiations with the remaining guarantors continued over quarter end. An impairment has been established based on the appraised value, although successful negotiations are expected which should bring this loan back into a performing status once a paydown has occurred or additional collateral has been pledged.

A ninth relationship consists of eight non-performing loans currently at $2.9 million on various commercial properties and single family residences in the Rogue Valley of Oregon. The borrower and guarantors have been attempting to sell property to reduce debt while attempting to keep the loans current or within 60 days past due. The relationship was placed on non-accrual given severe delinquency of some of the loans. New appraisals have been ordered and an initial impairment established as of the end of 2008. The borrowers continue to make payments.

The tenth relationship, currently at $4.0 million, consists of loans secured by various commercial properties in Southern Oregon. The borrower and guarantors have experienced cash flow difficulties and payments are slow and promised property sales have not materialized. An impairment was established in December and current appraisals have been ordered.

The eleventh relationship involves a construction loan in Central Oregon where construction began on four-plex single family residences as part of a larger construction project. The borrower has been unable to sell the completed homes and updated appraisals indicated that the value of the project had declined. Negotiations to add additional collateral were undertaken during the first quarter and the loan placed on non-accrual until an acceptable plan can be negotiated with the borrowers. This loan currently has $1.3 million outstanding after an impairment was charged off.

A twelfth relationship totaling $2.7 million includes collateral consisting primarily of a commercial building and two completed residences in Southern Oregon. The borrower has been impacted by the decline in the construction industry and has been attempting to sell assets and keep payments current from other construction contracts. The loans have been frequently delinquent and all known sources of repayment including restructuring loans have been exhausted. The loans were placed on non-accrual during 2008, and legal means for obtaining the collateral for sale are being pursued.

A thirteenth relationship totaling $1.3 million was put on non-accrual during the first quarter of 2009. This was the result of negotiations to restructure the credit that had gone beyond 90 days past due. The credit has been restructured and payments made as agreed since January. As long as payments continue in line with the stipulated payment schedule, the credit will be re-classified as performing during the next quarter.

The fourteenth relationship is a group of loans totaling $6.9 million to a developer in Northern California. This credit relationship, which is secured by land and completed single family residences, was placed on non-accrual due to a current appraisal showing insufficient collateral for the loans. The loan is paying in accordance with its terms and the borrower has agreed to pledge additional collateral, which is expected to return the relationship to performing status.

A fifteenth loan to a developer in Northern California is secured by nearly completed single family residences and lots yet to be developed. The credit with an outstanding balance of $5.3 million was placed on non-accrual due to an appraisal showing insufficient collateral for the loan. Loan payments are occurring as agreed. A new appraisal has been ordered and a specific impairment has been established for the credit.

Rich Hieb, Senior Executive Vice President & Chief Operating Officer commented, “We now recognize that the lingering effects on some of our customers may be in evidence throughout 2009, but on a diminishing basis. Our credit teams are working diligently with borrowers to assist them with their obligations until economic and real estate conditions improve. We also believe that the significant charge-offs and loan write-downs that regulatory guidance and current practice mandate will ultimately provide favorable recovery opportunities in those instances where we have been required to foreclose on real estate collateral and write down loan balances based on distressed collateral values.”

CAPITAL

PremierWest Bank was “Well Capitalized” under all regulatory standards at March 31, 2009, with a risk-based capital ratio of 13.63 percent. Regulatory authorities require a minimum risk based capital ratio of 10.0 percent to qualify as “Well Capitalized.”

James M. Ford commented, “We were approved and received $41.4 million from the U.S. Department of Treasury under its Capital Purchase Program (CPP) during February of this year. The original intent of the CPP was to promote and support confidence in the nation’s banking system and to promote a general resumption of lending. Since receiving the funding we have initiated a small business lending program that is gaining momentum in the communities we serve. We plan to roll out other new loan programs to accelerate lending activities as conditions allow.”

ABOUT PREMIERWEST BANCORP

PremierWest Bancorp (NASDAQ: PRWT) is a financial services holding company headquartered in Medford, Oregon, and operates primarily through its subsidiary PremierWest Bank. PremierWest Bank offers expanded banking-related services through two subsidiaries, Premier Finance Company and PremierWest Investment Services, Inc.

PremierWest Bank was created following the merger of the Bank of Southern Oregon and Douglas National Bank in May, 2000. In April, 2001, PremierWest Bancorp acquired Timberline Bancshares, Inc. and its wholly-owned subsidiary, Timberline Community Bank, with eight branch offices located in Siskiyou County in northern California. In January, 2004, PremierWest acquired Mid Valley Bank with five branch offices located in the northern California counties of Shasta, Tehama and Butte. In January 2008, PremierWest acquired Stockmans Financial Group, and its wholly owned subsidiary, Stockmans Bank, with five full service banking offices in the Sacramento, California area. During the last several years, PremierWest expanded into the Klamath Falls and Central Oregon communities of Bend and Redmond, and into Yolo, Butte, and Placer counties in California.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in PremierWest’s filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. We make forward-looking statements in this press release about the prospects for earnings growth, deposit and loan growth, capital levels, our dividend program, expected peer rankings, the effective management of our credit quality, the collectability of identified non-performing loans and the adequacy of our Allowance for Loan Losses.

PREMIERWEST BANCORP
FINANCIAL HIGHLIGHTS
(All amounts in 000's, except per share data)
(unaudited)

					For the three
EARNINGS (LOSS) AND PER COMMON SHARE DATA					months ended
					December 31,
For the Three Months Ended March 31	2009	2008	Change	% Change	2008	Change	% Change

Interest income	$20,059	$22,955	$(2,896)	-12.6%	$20,623	$(564)	-2.7%
Interest expense	5,666	7,871	(2,205)	-28.0%	6,576	(910)	-13.8%
Net interest income	14,393	15,084	(691)	-4.6%	14,047	346	2.5%
Loan loss provision	10,700	3,075	7,625	248.0%	23,450	(12,750)	-54.4%
Non-interest income	2,466	2,283	183	8.0%	2,607	(141)	-5.4%
Non-interest expense	12,601	11,524	1,077	9.3%	11,882	719	6.1%
Pre-tax income (loss)	(6,442)	2,768	(9,210)	-332.7%	(18,678)	12,236	65.5%
Provision for income taxes	(2,835)	965	(3,800)	-393.8%	(7,403)	4,568	61.7%

Net income (loss)	$(3,607)	$1,803	$(5,410)	-300.1%	$(11,275)	$7,668	68.0%

Net income (loss)	$(3,607)	$1,803	$(5,410)	-300.1%	$(11,275)	$7,668	68.0%
Less preferred dividend	(372)	(69)	(303)	439.1%	(69)	(303)	439.1%
Net income (loss) applicable to common shareholders	$(3,979)	$1,734	$(5,713)	-329.5%	$(11,344)	$7,365	64.9%

Basic common earnings (loss) per share (1)	$(0.17)	$0.08	$(0.25)	-312.5%	$(0.47)	$0.30	63.8%
Diluted common earnings (loss) per share (1)	$(0.17)	$0.08	$(0.25)	-312.5%	$(0.47)	$0.30	63.8%

Average common shares outstanding--basic (1)	23,600,242	21,942,908	1,657,334	7.6%	23,936,972	(336,730)	-1.4%
Average common shares outstanding--diluted (1)	23,600,926	23,347,826	253,100	1.1%	23,961,092	(360,166)	-1.5%

(1) Share and per share amounts adjusted for the 5% stock dividend, effective April 15, 2009.

SELECTED FINANCIAL RATIOS
(annualized)
				For the three
				months ended
For the Three Months Ended March 31	2009	2008	Change	December 31, 2008	Change

Yield on average gross loans (1)	6.33%	7.69%	(1.36)	6.37%	(0.04)
Yield on average investments (1)	2.22%	4.00%	(1.78)	3.38%	(1.16)
Total yield on average earning assets (1)	6.14%	7.58%	(1.44)	6.28%	(0.14)
Cost of average interest bearing deposits	2.11%	3.25%	(1.14)	2.43%	(0.32)
Cost of average borrowings	3.88%	5.36%	(1.48)	3.71%	0.17
Cost of average total deposits and borrowings	1.79%	2.71%	(0.92)	2.05%	(0.26)
Cost of average interest bearing liabilities	2.19%	3.34%	(1.15)	2.50%	(0.31)
Net interest spread	3.95%	4.24%	(0.29)	3.78%	0.17
Net interest margin (1)	4.41%	4.99%	(0.58)	4.28%	0.13

Net (charge-offs) recoveries to average loans	-0.17%	-0.02%	(0.15)	-2.15%	1.98
Allowance for loan losses to loans	2.07%	1.61%	0.46	1.38%	0.69
Allowance for loan losses to non-performing loans	30.54%	82.25%	(51.71)	20.77%	9.77
Non-performing loans to total loans	6.77%	1.95%	4.82	6.62%	0.15
Non-performing assets to total assets	6.24%	1.69%	4.55	5.90%	0.34

Return on average common equity	-9.29%	4.17%	(13.46)	-24.66%	15.37
Return on average assets	-0.98%	0.52%	(1.50)	-3.03%	2.05

Efficiency ratio (2)	74.74%	66.36%	8.38	71.35%	3.39

(1) Tax equivalent
(2) Non-interest expense divided by net interest income plus non-interest income

PREMIERWEST BANCORP
FINANCIAL HIGHLIGHTS
(All amounts in 000's, except per share data)
(unaudited)
					Balance Sheet
BALANCE SHEET					at December 31,
At March 31	2009	2008	Change	% Change	2008	Change	% Change
Fed funds sold and investments	$78,678	$37,721	$40,957	108.6%	$40,212	$38,466	95.7%
Gross loans	1,239,287	1,261,614	(22,327)	-1.8%	1,246,881	(7,594)	-0.6%
Allowance for loan losses	(25,659)	(20,264)	(5,395)	26.6%	(17,157)	(8,502)	49.6%
Net loans	1,213,628	1,241,350	(27,722)	-2.2%	1,229,724	(16,096)	-1.3%
Other assets	204,465	189,961	14,504	7.6%	206,018	(1,553)	-0.8%
Total assets	$1,496,771	$1,469,032	$27,739	1.9%	$1,475,954	$20,817	1.4%

Non-interest-bearing deposits	$233,447	$235,293	$(1,846)	-0.8%	$228,788	$4,659	2.0%
Interest-bearing deposits	1,005,865	994,851	11,014	1.1%	982,481	23,384	2.4%
Total deposits	1,239,312	1,230,144	9,168	0.7%	1,211,269	28,043	2.3%
Borrowings	30,965	31,281	(316)	-1.0%	75,973	(45,008)	-59.2%
Other liabilities	12,079	18,631	(6,552)	-35.2%	11,728	351	3.0%
Stockholders' equity	214,415	188,976	25,439	13.5%	176,984	37,431	21.1%
Total liabilities and stockholders' equity	$1,496,771	$1,469,032	$27,739	1.9%	$1,475,954	$20,817	1.4%

Period end shares outstanding	24,767,627	22,392,476	2,375,151	10.6%	23,574,351	1,193,276	5.1%
Book value per share (excluding preferred)	$6.98	$8.02	$(1.04)	-13.0%	$7.51	$(0.53)	-7.1%
Tangible book value per share (excluding preferred)	$4.05	$4.85	$(0.80)	-16.5%	$4.42	$(0.37)	-8.4%

Allowance for loan losses:
Balance beginning of period	$17,157	$11,450	$5,707	49.8%	$11,450	$5,707	49.8%
Acquired from Stockmans Bank merger	-	5,983	(5,983)	nm	9,112	(9,112)	nm
Provision for loan losses	10,700	3,075	7,625	248.0%	36,500	(25,800)	-70.7%
Net (charge-offs) recoveries	(2,198)	(244)	(1,954)	800.8%	(39,905)	37,707	-94.5%
Balance end of period	$25,659	$20,264	$5,395	26.6%	$17,157	$8,502	49.6%

Non-performing assets:
Loans on nonaccrual status	$69,045	$24,584	$44,461	180.9%	$68,496	$549	0.8%
Impaired loans in process of collection	14,207	-	14,207	nm	12,682	1,525	12.0%
Real estate owned	9,362	205	9,157	4466.8%	4,423	4,939	111.7%
90-day past due not on non-accrual	761	53	708	1335.8%	1,437	(676)	-47.0%
Total non-performing assets	$93,375	$24,842	$68,533	275.9%	$87,038	$6,337	7.3%

					For the three
					months ended
For the Three Months Ended March 31	2009	2008	Change	% Change	December 31, 2008	Change	% Change

Average fed funds sold and investments	$61,132	$36,644	$24,488	66.8%	$42,056	$19,076	45.4%
Average loans, gross	$1,266,653	$1,186,600	$80,053	6.7%	$1,266,929	$(276)	0.0%
Average total assets	$1,489,512	$1,383,294	$106,218	7.7%	$1,481,419	$8,093	0.5%
Average non-interest-bearing deposits	$234,259	$218,987	$15,272	7.0%	$231,710	$2,549	1.1%
Average interest-bearing deposits	$997,552	$909,499	$88,053	9.7%	$991,895	$5,657	0.6%
Average total deposits	$1,231,812	$1,128,486	$103,326	9.2%	$1,221,447	$10,365	0.8%
Average total borrowings	$50,335	$39,309	$11,026	28.0%	$56,080	$(5,745)	-10.2%
Average stockholders' equity	$195,293	$173,692	$21,601	12.4%	$189,375	$5,918	3.1%
Average common equity	$173,619	$173,787	$(168)	-0.1%	$183,016	$(9,397)	-5.1%

LOANS BY CATEGORY
(All amounts in 000's)
(unaudited)

	3/31/2009	12/31/2008	9/30/2008	6/30/2008
Agricultural/Farm	$42,626	$48,640	$47,473	$60,009
Commercial and Industrial	265,305	253,107	265,776	272,689
Commercial Real Estate - Owner Occupied	261,646	265,965	253,668	246,048
Commercial Real Estate - Non-Owner Occupied	556,075	567,119	592,125	584,328
Consumer/Other	113,635	112,050	109,495	110,604
	$1,239,287	$1,246,881	$1,268,537	$1,273,678

Commercial Real Estate
Owner Occupied
Commercial Term	$235,199	$236,951	$219,977	$211,532
Commercial Construction	16,370	16,778	20,284	20,001

Single Family Residential Construction
Oregon	1,180	1,599	1,071	1,271
California	8,897	10,637	12,336	13,244
Total Owner Occupied	$261,646	$265,965	$253,668	$246,048

Non-Owner Occupied
Commercial Term	$322,008	$321,168	$302,638	$300,737
Commercial Construction	41,602	45,155	62,491	64,519
Single Family Residential Construction
Oregon
Pre-Sold	1,359	1,100	3,093	2,962
Speculative	2,310	3,098	4,937	6,940
Builder Inventory	13,507	15,158	18,526	10,987
Total Oregon	17,176	19,356	26,556	20,889

California
Pre-Sold	1,718	1,977	1,779	701
Speculative	3,407	3,643	4,033	5,542
Builder Inventory	16,321	12,370	11,131	13,578
Total California	21,446	17,990	16,943	19,821

Commercial - Land Acquisition and Development	31,119	32,167	30,749	25,059
Commercial - Land Only	47,163	48,751	48,925	56,418
Residential - Land Acquisition and Development	75,561	82,532	103,823	96,885
Total Non-Owner Occupied	$556,075	$567,119	$592,125	$584,328

NONPERFORMING LOANS BY REGION AND TYPE
(All amounts in 000's)
(unaudited)

Other Real Estate Owned
By Geographic Region	3/31/2009	12/31/2008

Central Oregon	$2,111	$-
Southern Oregon	5,368	2,540
Northern California	-	-
Greater Sacramento	1,883	1,883
Other	-	-

Total Other Real Estate Owned	$9,362	$4,423

Non Performing Loans
By Geographic Region	3/31/2009	12/31/2008

Central Oregon	$13,947	$16,567
Southern Oregon	31,264	27,467
Northern California	15,166	18,376
Greater Sacramento	19,941	15,610
Other	3,695	4,595

Total Nonperforming Loans	$84,013	$82,615

By Loan Type

Agricultural/Farm	$391	$493
Commercial and Industrial	4,003	5,154
Commercial Real Estate - Owner Occupied
Single Family Residential Construction
CRE O Oregon	-	162
CRE O California	439	439
CR Other	5,932	5,029
Commercial Real Estate - Non-Owner Occupied
Single Family Residential Construction
CRE N Oregon	8,729	9,595
CRE N California	14,269	9,715
ComCommercial - Land Acquisition and Development	11,208	7,164
ComCommercial - Land Only	1,498	1,498
Re Residential - Land Acquisition and Development	14,224	14,601
CR Other	21,202	25,721
Consumer/Other	2,118	3,044

Total Nonperforming Loans	$84,013	$82,615